LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into and made effective as of October 10, 2007 (“Effective Date”) by and between Intracel Acquisition Holding Company LLC, a Delaware limited liability company having a place of business at 550 Highland Street, Frederick, MD 20701 (“Intracel”) and Vaccinogen, Inc., a [Delaware] corporation having a place of business at Frederick, MD 21703 (“Vaccinogen”). Vaccinogen and Intracel are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

Whereas, Vaccinogen desires to obtain from Intracel an exclusive license under certain patents, know-how and other intellectual property relating to Intracel’s OncoVAX® Active Specific Immunotherapy technology platform (the “OncoVax Program”) and, at a later date, to acquire all right, title, and interest in and to such intellectual property subject to and only upon the satisfaction of certain conditions; and

Whereas, Intracel is willing to grant such rights and licenses under the terms and conditions set forth in this Agreement.

Now, Therefore, the Parties agree as follows:

ARTICLE 1

Definitions

As used herein, the following terms shall have the following meanings:

1.1           “Affiliate” means, as to a Party, any entity that controls, is controlled by or is under common control with such Party. For purposes of this definition, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means: (a) that the applicable entity owns directly or indirectly more than fifty percent (50%) of the voting securities or other ownership interest of the Party; or (b) that the entity otherwise possesses, directly or indirectly, the power to direct and control the management of the Party, whether through the ownership of voting securities, by contract, or otherwise.

1.2           “Asset Transfer Closing” has the meaning set forth in Section 3.5(e).

1.3           “Asset Transfer Closing Date” has the meaning set forth in Section 3.5(e).

1.4           “Asset Transfer Milestone” has the meaning set forth in Section 3.5.

1.5           “Assigned Technology” has the meaning set forth in Section 3.5(a).

INTRACEL • 550 Highland Street • Frederick MD 21701 • Tel. 301-668-8300 • Fax 301-668-4809

1.6           “Colon Cancer Product” means the OncoVax Program vaccine for treatment of Stage II colon cancer that, as of the Effective Date, is being clinically developed in the United States and other countries by Intracel and has received regulatory approval in the Netherlands and Switzerland, as described in more detail in Exhibit A, along with any improvements or modifications thereto that comprise immunotherapy products for the treatment of Stage II colon cancer in which autologous tumor cells are combined with TICE® BCG.

1.7           “Confidential Information” has the meaning set forth in Section 6.1.

1.8           “Control” means, with respect to any Information, patent, patent application, or other intellectual property right, that the applicable Party owns or has a license to such Information, patent, patent application, or intellectual property right and has the ability to grant to the other Party access to and a license (or sublicense, as applicable) under same without violating the terms of any agreement with a Third Party.

1.9           “Equity Financing” means a bona fide equity investment in Vaccinogen from a single investor or group of investors.

1.10         “Excluded Assets” means any and all of the following and any other assets or properties that are specifically associated therewith: (a) the Xoma material transfer agreement dated as of January 29, 2007 (b) the Exclusive License Agreement between Intracel and Oxigene, Inc., dated as of March 30, 2007; (c) the KLH and CVD reagent business and associated intellectual property; and (d) materials, know-how, research data, patents and patent applications covering HumaCD4, HumaRESP, AntiCD38, HumaSTAPH and HumaENT, or any human antibody that has been isolated by or on behalf of Intracel from phage display libraries.

1.11         “Information” means information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, operating procedures, protocols, formulations, software, formulae, knowledge, know-how (including without limitation any manufacturing, regulatory, or clinical know-how), skill, experience, test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

1.12         “Licensed Know-How” means all Information that is Controlled by Intracel as of the Effective Date that is associated with, or necessary for, the development or commercialization of the Technology, but excluding any Information that comprises or is specifically associated with the Excluded Assets.

1.13         “Licensed Patents” means all patents and patent applications that are Controlled by Intracel as of the Effective Date and claim the Technology or inventions necessary for the development or commercialization of the Technology, as set forth on Exhibit B, but excluding any patents or patents applications that claim or are specifically associated with the Excluded Assets.

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1.14         “Licensed Products” means any product (a) the creation, development, manufacture, use, importation, sale or offer for sale of which is covered or claimed by a Licensed Patent or (b) that incorporates Licensed Know-How.

1.15         “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Vaccinogen, its Affiliates, or (sub)licensees to unrelated Third Party purchasers for the sale or distribution of a particular product or service, less the following deductions and offsets, actually incurred, allowed, accrued, specifically allocated and/or taken in connection with such sale or distribution, to the extent that such deductions or offsets are not recovered by or reimbursed to the selling party or its affiliates:

(a)          credits for trade, cash and quantity discounts as are customary in the trade;

(b)          amounts repaid or credited by reason of rejections, recalls, destruction or returns, or because of rebates or chargebacks, in each case not in excess of the selling price of the applicable product or service;

(c)          sales taxes and other governmental charges (including value added tax, but solely to the extent not otherwise creditable or reimbursed) actually paid in connection with the sale (but excluding what is commonly known as income taxes);

(d)          insurance incident to transportation, and transportation and shipping costs (not to exceed, in the aggregate, 2.5% of the gross amount invoiced); and

(e)          sales commissions (not to exceed, in the aggregate, 5% of the gross amount invoiced).

Net Sales shall include the fair market value of all consideration received by the selling party and its affiliates in respect of any sale of the applicable product or service, whether such consideration is in cash, payment in kind, exchange for value or another form.

For clarification, sale of a product or service by a selling party to its affiliate or licensee, or by an affiliate of a selling party to such party, for resale by such entity to an unaffiliated Third Party shall not be deemed a sale for purposes of “Net Sales” hereunder, but the sale of such product or service by such entity to an unaffiliated Third Party shall be deemed to be a sale for purposes of calculating Net Sales hereunder.

1.16         “Organon” means Organon Teknika Corporation.

1.17         “Organon Letter Agreement” means that certain Letter Agreement between Intracel and Organon, dated October 30, 2007.

1.18         “Organon Security Agreement” means that certain New Security Agreement among Intracel, Organon Biosciences NV, and Organon, dated October 30, 2007.

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1.19         “Organon Supply Agreement” means that certain Amended and Restated Supply Agreement by and between Organon and Intracel Resources LLC, dated as of October ___ 2007.

1.20         “Senior Executive” means the Chief Executive Officer of a Party or duly appointed representative thereof.

1.21          “Stock” has the meaning set forth in Section 4.1.

1.22          “Technology” means, to the extent existing on the Effective Date, all assets or property Controlled by Intracel relating to its OncoVAX Program, as set forth in Exhibit C. For clarity, the Technology shall exclude the Excluded Assets.

1.23         “Third Party” means any entity other than (a) Intracel, (b) Vaccinogen or (c) an Affiliate of either Party.

1.24         “TICE BCG” means the preparation of Bacillus Calmette-Guerin sold by Organon under the tradename TICE® BCG.

ARTICLE 2

Licenses

2.1           License to Vaccinogen. Subject to the terms and conditions of this Agreement and effective solely upon Vaccinogen’s full satisfaction of the obligations set forth in Sections 4.2(a), 4.2(b), and Section 4.3, Intracel shall grant to Vaccinogen the worldwide, royalty-bearing, exclusive license, under the Licensed Patents and the Licensed Know-How, to use, sell, offer for sale, import, make, and have made Licensed Products.

2.2           Sublicensing. Vaccinogen shall have no right to grant sublicenses, whether to its Affiliates or to Third Parties, under any or all of the rights licensed to Vaccinogen in Section 2.1,except with Intracel’s prior written consent. In the event that Intracel grants such consent, each such sublicense shall be consistent with the terms of this Agreement. Vaccinogen shall provide a true and complete copy of any sublicense agreement to Intracel no later than thirty (30) days after execution thereof.

2.3           License Limitation. Notwithstanding anything to the contrary in this Agreement, all of the licenses granted to Vaccinogen herein expressly exclude any rights with respect to the Excluded Assets, and the exclusive license granted to Vaccinogen in Section 2.1 shall in no event restrict Intracel’s right to use, practice, research, develop, or commercialize the Excluded Assets.

2.4           No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

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2.5           Organon Supply Agreement. Effective upon the license grant under Section 2.1 becoming effective, Intracel grants to Vaccinogen the right to exercise all rights and perform all obligations of Intracel under the Organon Supply Agreement, and Vaccinogen agrees to perform and abide by all Intracel’s obligations under such agreement, as if Vaccinogen were Intracel. For clarity, any failure by Vaccinogen to abide by the terms of the Organon Supply Agreement that, if Vaccinogen were Intracel, would be a material breach of such agreement shall be deemed to be a material breach of this Agreement by Vaccinogen.

2.6           Other Organon Agreements. Pursuant to the Organon Security Agreement and the Organon Letter Agreement, Organon holds a security interest in certain of the Licensed Know-How and Licensed Patents, and Intracel has certain payment and other obligations to Organon with respect to the Technology. All rights granted and assets transferred to Vaccinogen under this Agreement are subject to all applicable terms and conditions of the Organon Security Agreement and the Organon Letter Agreement, and as of the Effective Date, Vaccinogen agrees to perform and abide by all Intracel’s obligations under the Organon Security Agreement and the Organon Letter Agreement, as if Vaccinogen were Intracel. For clarity, any failure by Vaccinogen to abide by the terms of the Organon Letter Agreement or Organon Security Agreement that, if Vaccinogen were Intracel, would be a material breach of such agreement shall be deemed to be a material breach of this Agreement by Vaccinogen.

ARTICLE 3

Other Obligations of the Parties

3.1           Development and Commercialization of Products. Upon the license grant under Section 2.1 becoming effective, Vaccinogen shall have sole control over, and responsibility for, the research, development (including but not limited to, pre-clinical and clinical activities and the preparation and submission of all required regulatory filings), and commercialization of any Licensed Products, and shall bear all expenses related thereto. Except as expressly set forth in this Agreement or the Letter Agreement, Intracel shall have no obligations and bear no expense related to the research, development or commercialization of any Licensed Product by or on behalf of Vaccinogen, its Affiliates, or its (sub)licensees.

3.2           Development Information and Reporting. Vaccinogen shall provide to Intracel, every six (6) months during the term of this Agreement, a written report describing in reasonable detail the development and commercialization efforts undertaken by or on behalf of Vaccinogen, its Affiliates, or its (sub)licenses with respect to Licensed Products during the prior six (6) months and the anticipated development and commercialization efforts with respect to Licensed Products for the upcoming twelve (12) months. Intracel may request additional information related to such development and commercialization activities after receipt of such report, and, subject to the required consent of any applicable Third Party, Vaccinogen shall provide such requested information. All information disclosed by Vaccinogen under this Section 3.2 shall be treated as the Confidential Information of Vaccinogen under Article 6.

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3.3          Diligence Obligations. Vaccinogen shall use commercially reasonable efforts to develop, manufacture, and commercialize the Colon Cancer Product. As used herein, “commercially reasonable efforts” means those efforts, consistent with the exercise of prudent scientific and business judgment, as applied as applied by a biotechnology company of similar size and capabilities as Vaccinogen to development and commercialization activities conducted with respect to other products of similar potential and market size at a similar development stage. Any failure by Vaccinogen to comply with the diligence obligation set forth in the first sentence of this Section 3.3 shall be deemed to be a material breach of this Agreement by Vaccinogen, and Intracel shall have the right to terminate this Agreement pursuant to Section 9.2. If Intracel in good faith believes that Vaccinogen is not complying with the diligence obligation set forth in the first sentence of this Section 3.3, Intracel may provide Vaccinogen with written notice thereof, in which event Vaccinogen will have sixty (60) days from the date of such notice in which to provide Intracel with evidence that reasonably demonstrates that Vaccinogen is complying with such diligence obligation. Any disputes regarding diligence that remain at the end of such sixty (60) day period shall be resolved as provided in Article 11.

3.4          Technology Transfer.

(a)          Know-How. Intracel shall use reasonable efforts to transfer to Vaccinogen the documents and materials (or copies of such documents or materials, as determined by Intracel in its sole discretion) listed on Exhibit C no later than three (3) months after the Effective Date. After the expiration of the three (3) month period described above, Intracel shall use commercially reasonably efforts to provide additional tangible manifestations of Licensed Know-How requested by Vaccinogen, to the extent then in Intracel’s possession. In no event shall Intracel be obligated to transfer Information to Vaccinogen under this Section 3.4 that it does not Control as of the Effective Date, or to breach any obligation it may have to a Third Party, or violate any law, statute, ordinance or regulation; provided, however, that, to the extent any obligation to any Third Party prohibits Intracel from disclosing particular Information, Intracel shall use commercially reasonable efforts to secure the right to disclose such Information to Vaccinogen. For the avoidance of doubt, the transfer of any tangible manifestations of such Licensed Know-How pursuant to this Section 3.4 shall not alter the ownership or other rights of any Party or its Affiliates with respect to such Licensed Know-How. Vaccinogen shall reimburse all reasonable costs and expenses incurred by Intracel in connection with any transfer pursuant to this Section 3.4. Notwithstanding anything to the contrary set forth herein, Intracel shall have no obligation to transfer any Licensed Know-How to Vaccinogen prior to the license grant under Section 2.1 becoming effective.

(b)          Regulatory Materials. Upon the license grant under Section 2.1 becoming effective, Vaccinogen shall (i) be solely responsible for seeking and maintaining regulatory approvals of Licensed Products developed by Vaccinogen throughout the world, in such countries as it selects; (ii) be responsible for preparing and submitting all regulatory filings required for such regulatory approvals; and (iii) own all regulatory filings that it so prepares and submits. Intracel shall permit Vaccinogen to access, and shall provide Vaccinogen with sufficient rights to reference and use in association with exercising its rights and performing its obligations under this Agreement, all records pertaining to Licensed Products as are in the possession and Control of Intracel and its Affiliates as of the Effective Date and are reasonably necessary for obtaining regulatory approval for Licensed Products. Vaccinogen shall be fully responsible for all obligations under such regulatory submission or regulatory approval including, but not limited to, communicating with regulatory authorities, reporting of adverse events, and all costs associated with such regulatory submissions. Further, Intracel shall be permitted to notify any regulatory authority that Vaccinogen, and not Intracel, is responsible for all Licensed Products.

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(c)          Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, ANY INFORMATION OR MATERIALS THAT ARE TRANSFERRED PURSUANT TO THIS SECTION 3.4 ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF COMPLETENESS, COMPLIANCE WITH REGULATORY STANDARDS OR REGULATIONS, MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF SUCH INFORMATION OR MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

3.5          Asset Transfer. In the event that, on or prior to July 1, 2009 (or, if applicable, by the end of the six (6) month cure period specified in Section 9.3(b)), Vaccinogen has received cash investments of at least $15,000,000 in connection with bona fide equity financings (the “Asset Transfer Milestone”), then the following shall become effective:

(a)          Upon the terms and subject to the conditions of this Section 3.5, on the Asset Transfer Closing Date, Intracel shall transfer, convey, assign, grant and deliver to Vaccinogen, and Vaccinogen shall acquire and receive, all of the Intracel’s right, title and interest in and to Technology, but only to the extent that (i) such Technology is related solely to the OncoVAX Program and (ii) Intracel owns such Technology (the “Assigned Technology”). For the avoidance of doubt, any patents or patent applications owned by Organon shall not be included in the Assigned Technology.

(b)          All assets of Intracel other than the Assigned Technology (including the Excluded Assets) shall remain the property of Intracel and are not subject to this Section 3.5, but provided that any Technology that is not owned by Intracel as of the Asset Transfer Closing Date shall remain licensed to Vaccinogen under Section 2.1.

(c)          At the Asset Transfer Closing, Vaccinogen shall assume and agree to perform and discharge any all obligations and liabilities of Intracel or Intracel’s Affiliates (whether known, unknown, accrued, absolute, matured, unmatured, contingent or otherwise, whether or not required to be reflected on a balance sheet, whether or not incurred in the ordinary course of business and whether arising prior to or after the Asset Transfer Closing), to the extent relating to the Assigned Technology, as such liabilities and obligations may exist at and/or after the Asset Transfer Closing.

(d)          From and after the Asset Transfer Closing Date, each Party shall execute and deliver such documents and take such other actions as the other Party may reasonably request, to the extent necessary to effect the intentions of the Parties as expressed in this Section 3.5.

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(e)          The consummation of the transactions contemplated by this Section 3.5 (the “Asset Transfer Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California (or at such other place as the Parties shall mutually agree), at 9:00 a.m. (California time) on such date following the achievement of the Asset Transfer Milestone as the Parties may agree. For purposes of this Agreement, “Asset Transfer Closing Date” shall mean the time and date as of which the Asset Transfer Closing actually takes place.

3.6         Certain Obligations of Vaccinogen. From the Effective Date, Vaccinogen shall have the following obligations with respect to Intracel (whether or not Intracel holds any stock of Vaccinogen):

(a)          Vaccinogen shall allow one representative designated by Intracel to attend all meetings of the Vaccinogen’s Board of Directors in a nonvoting capacity.

(b)          Vaccinogen will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(c)          Vaccinogen will furnish Intracel: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and summary operating plan for such fiscal year that has been approved by the Board of Directors (and as soon as available, any subsequent written revisions thereto); (ii) as soon as practicable after the end of each fiscal quarter of Vaccinogen, and in any event within forty five (45) days thereafter, a balance sheet of Vaccinogen as of the end of each such fiscal quarter, and a statement of income and a statement of cash flows of Vaccinogen for such quarter and for the current fiscal year to date, including a comparison to plan figures for such period; (iii) as soon as practicable after the end of each fiscal year of Vaccinogen, and in any event within one hundred eighty (180) days thereafter, a balance sheet of Vaccinogen, as at the end of such fiscal year, and a statement of income and a statement of cash flows of Vaccinogen, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted thereon or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made. Such financial statements shall be signed by the senior financial officer of Vaccinogen.

(d)          Vaccinogen will furnish Intracel, as soon as practicable following each quarterly accounting period in each fiscal year of Vaccinogen, and in any event within forty-five (45) days thereafter, a summary capitalization table reflecting all shares, options, warrants, and other convertible securities then outstanding.

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ARTICLE 4

Financial Terms

4.1          Equity. Upon the first Equity Financing following the Effective Date, Vaccinogen shall issue to Intracel shares of Vaccinogen stock, in a security acceptable to Intracel (the “Stock”), having the same or superior rights as the shares of stock issued to the investors in such Equity Financing, which shares shall be issued in such number that, upon the close of such Equity Financing, Intracel shall hold stock representing ten percent (10%) of the fully diluted equity capitalization of Vaccinogen. The Stock shall be issued pursuant to the terms and conditions of a separate stock purchase agreement and other related agreements and documentation (collectively, the “Equity Documents”). Such Stock shall have the anti-dilution and other rights set forth in Exhibit D, and shall be entitled to any additional or different rights granted to other investors in Vaccinogen’s equity, through the first $30,000,000 in equity investment in Vaccinogen. In addition, the Equity Documents shall provide Intracel with registration rights with respect to the Stock, and at no point shall the Stock be subject to lock-up or other restrictions on sale following a liquidity event for Vaccinogen.

4.2          Payments and Other Consideration to Organon.

(a)          As soon as practicable after the Effective Date (but no later than the time period specified in Section 3(a)(i) of the Letter Agreement), Vaccinogen shall pay directly to Organon the $500,000 payment set forth in Section 3(a)(i) of the Letter Agreement and deliver competent written evidence to Intracel that such payment has been made. Such payment may be made in cash or, to the extent permitted by Organon, in equity of Vaccinogen.

(b)          As soon as practicable (but no later than thirty (30) days) after the Effective Date, Vaccinogen shall purchase from Organon 1,333 vials of TICE BCG, at total cost of $100,000, pursuant to the terms of the Organon Supply Agreement. For clarity, Vaccinogen shall be required to pay for such purchase in advance.

(c)          Vaccinogen shall assume, and pay directly to Organon, all amounts owed by Intracel to Organon under the Letter Agreement, including without limitation the royalties and annual payments due to Organon under Section 3 of the Letter Agreement. It is understood and agreed that the payment made by Vaccinogen pursuant to Section 4.2(a) is intended to satisfy Intracel’s obligation to Organon under Section 3(a)(i) of the Letter Agreement.

(d)          To the extent Organon elects to take an equity position in Vaccinogen pursuant to Section 3(a)(ii) of the Letter Agreement, Vaccinogen agrees to issue to Organon or its designee the number of shares of Vaccinogen stock specified in Section 3(a)(ii) of the Letter Agreement.

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4.3          Settlement of Trade Creditor Payables. As soon as practicable (but no later than thirty (30) days) after the Effective Date, Vaccinogen shall pay Intracel the sum of $450,000 for the purpose of settling valid and verifiable trade creditor and intellectual property-related payables that relate solely to Licensed Products and that were incurred by Intracel or its Affiliates through the date of such payment. Vaccinogen shall also assume all liability for the creditor payables and claims of Intracel B.V. and shall settle such payables and claims independently through the trustees of the Netherlands bankruptcy court. For clarity, Vaccinogen shall have no obligation to pay for the corporate payables and claims of Intracel.

4.4           Royalties Paid to Intracel.

(a)          Royalty Rate. For the term specified below, Vaccinogen shall pay to Intracel a running royalty on Net Sales of Colon Cancer Products with the incremental royalty rate determined by the amount of aggregate Net Sales of Colon Cancer Products during the applicable calendar year according to the following schedule:

(i)          3% of Net Sales on the first $350 million of Net Sales of Colon Cancer Products occurring in the calendar year;

(ii)         4% of that portion of Net Sales of Colon Cancer Products in the calendar year in excess of $350 million and up to and including $750 million; and

(iii)        5% of that portion of Net Sales of Colon Cancer Products in the calendar year in excess of $750 million.

(b)          Timing of Royalty Payments. Royalties due under this Section 4.4 shall be paid quarterly no later than the due date for the relevant report submitted pursuant to Section 4.6.

(c)          Royalty Term. Vaccinogen’s royalty obligations under this Section 4.4 shall continue for as long as Colon Cancer Products are being sold by Vaccinogen, or by one of its Affiliates or (sub)licenses.

4.5          Royalty Reports. Beginning with the first calendar quarter in which Vaccinogen or its Affiliate or (sub)license books the first commercial sale of a Licensed Product and continuing for all subsequent calendar quarters until all royalty obligations under Section 4.4 have expired, Vaccinogen shall provide to Intracel a written report no later than forty-five (45) days following the end of each calendar quarter. Such report shall set forth a complete and accurate summary of the sales or other disposition by Vaccinogen, its Affiliates, and its (sub)licensees of Licensed Products for such calendar quarter and shall include a calculation of the royalties due for such calendar quarter pursuant to Section 4.4.

4.6          Records and Audit. During the term of this Agreement and for a period of three (3) years thereafter, Vaccinogen shall keep complete and accurate records pertaining to the sale of Licensed Products, in sufficient detail to permit the Intracel to confirm any payments due hereunder that are attributable to such sales. Intracel shall have the right to cause an independent, certified public accountant to audit such records to confirm such payments. Such audits may be exercised no more frequently than twice per year upon reasonable advance notice to Vaccinogen and during normal business hours. Intracel shall bear the full cost of such audit unless such audit discloses an underpayment to Intracel hereunder of greater than five percent (5%), in which case, Vaccinogen shall bear the full cost of such audit.

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4.7           Currency; Method of Payments. All references to “dollars” or “$” herein shall mean United States dollars. All payments due under this Agreement shall be paid in United States dollars by checks or by wire transfer to a bank designated in writing by the Party to which the payment is due.

4.8           Withholding of Taxes. Intracel will be responsible for and pay any and all taxes levied on account of any payments made to it under this Agreement. If any such taxes are required to be withheld by Vaccinogen, Vaccinogen will (a) deduct such taxes from the payment made to Intracel, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Intracel and certify its receipt by the taxing authority within thirty (30) days following such payment.

4.9           Interest. If Vaccinogen fails to make any payment due to Intracel or another party under this Agreement, then interest shall accrue on a daily basis at an interest rate equal to 1.5% per month, or at the maximum rate permitted by applicable law, whichever is the lower.

ARTICLE 5

Patents

5.1          Patent Prosecution.

(a)          Unless and until the license grant under Section 2.1 becomes effective, Intracel shall remain solely responsible for the prosecution and maintenance of all Licensed Patents. Upon the license grant under Section 2.1 becoming effective, Vaccinogen shall thereafter be responsible for, at its sole expense, the prosecution and maintenance of all Licensed Patents and shall reimburse Intracel for all prosecution costs incurred after the Effective Date, and the remainder of this Section 5.1(a) and Section 5.1(b) shall become effective. Vaccinogen shall deliver to Intracel copies of all documents materially related to such prosecution or maintenance within a reasonable period of time after such documents are prepared by or received by Vaccinogen, and in any event a reasonable amount of time before any such document is filed with or submitted to the applicable patent office or agency by Vaccinogen. Vaccinogen shall consult with Intracel regarding the prosecution of any patent applications in the Licensed Patents, and shall incorporate any and all reasonable comments or suggestions made by Intracel with respect to such prosecution.

(b)          If, at any time during the term of this Agreement, Vaccinogen no longer wishes to file, prosecute, or maintain a patent or patent application in the Licensed Patents, it shall notify Intracel in writing of such decision. Vaccinogen shall provide such notice at least ninety (90) days prior to abandonment or lapse of such patent or patent application, to the extent practicable in light of the timing of any notice relating to such patent or patent application. Thereafter, Intracel shall have the right, but not the obligation, to assume the sole and exclusive responsibility, at its discretion, for the filing, prosecution, and/or maintenance (as the case may be) of such patent or patent application solely at its own expense. Such patent or patent application (and any patent(s) that issue from such application) shall cease to be a Licensed Patent for the purpose of the license granted in Article 2.

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5.2          Infringement by Third Parties.

(a)          Notice. If either Party becomes aware of any actual or threatened infringement of a Licensed Patent, such Party shall promptly notify the other Party in writing (the “Notice”) and the Parties shall confer in good faith regarding the most appropriate action to take with respect to such infringement. Both Parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(b)          Enforcement. Unless and until the license grant under Section 2.1 becomes effective, Intracel shall remain solely responsible for, at its sole expense, the enforcement of the Licensed Patents, and Intracel shall retain all of any amounts recovered as result of such enforcement. Solely upon the license grant under Section 2.1 becoming effective, the remainder of this Section 5.2(b) and Sections 5.2(c)-(d) shall become effective. Unless the Parties otherwise agree, Vaccinogen shall have the first right, but not the obligation, to take appropriate action against activities allegedly infringing any patent in the Licensed Patents, in its own name and under its sole control. If Vaccinogen does not take any action against such activities within one hundred twenty (120) days after delivery of the Notice, then Intracel may, upon thirty (30) days’ notice to Vaccinogen, take appropriate action against such activities in its own name and under its sole control.

(e)          Cooperation; Settlement. Regardless of which Party brings the action (the “Initiating Party”), the other Party (the “Non-Initiating Party”) hereby agrees to cooperate reasonably in any such effort, all at the Initiating Party’s expense, and the Parties shall reasonably cooperate to address new facts or circumstances that come to light during the course of any action relating to the Licensed Patents which may affect the need for one Party or the other to participate in such action. The Non-Initiating Party agrees to be joined as a party plaintiff, at the Initiating Party’s expense, in any such action if needed for the Initiating Party to bring or continue an infringement action hereunder. The Non-Initiating Party shall, at its own expense and with its own counsel, have the right to participate in any action brought by the Initiating Party. Neither Party may settle any action brought under this Section 5.2, or take any other action in the course thereof, that adversely affects the other Party’s interest in the Licensed Patents or Licensed Know-How, without the written consent of such other Party, such consent not to be unreasonably withheld.

(d)          Costs; Allocation of Recovery. The costs and expenses of conducting any infringement suit brought under this Section 5.2 shall be borne solely by the Initiating Party, unless there is a separate written agreement to share costs between the Parties. Except as otherwise agreed to in writing by the Parties, any recovery realized by a Party as a result of a litigation or other action taken under this Section 5.2 with respect to any actual or threatened infringement of a Licensed Patent will first be applied to reimburse the Initiating Party for any actual litigation costs and expenses borne by the Initiating Party and not otherwise reimbursed, and any amounts remaining after such reimbursement (a “Net Recovery”) will be allocated between the Parties as follows: (i) if the Vaccinogen is the Initiating Party, Vaccinogen will receive seventy percent (70%) of the Net Recovery, and Intracel will receive thirty percent (30%) of the Net Recovery; and (ii) if the Intracel is the Initiating Party, Intracel will receive seventy percent (70%) of the Net Recovery, and Vaccinogen will receive thirty percent (30%) of the Net Recovery.

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ARTICLE 6

Confidentiality

6.1          Confidentiality Obligations. All Information disclosed by one Party to the other Party pursuant to this Agreement shall be “Confidential Information” for all purposes hereunder. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party shall, and shall ensure that its officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, know-how of the disclosing Party). The foregoing obligations shall not apply to any Information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Information:

(a)          was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure;

(b)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)          became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)          was subsequently lawfully disclosed to the receiving Party or its Affiliate by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

(e)          was independently developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

6.2          Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)          Complying with applicable law or governmental regulations; and

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(b)          Disclosure, in connection with the performance of this Agreement, to Affiliates, sublicenses, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use no less stringent than those set forth in this Article 6.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 6.2(a), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.

6.3           Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, such terms may be disclosed by a Party to investment bankers, investors, and potential investors or acquirers, in the context of a potential transaction, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use no less stringent than those set forth in this Article 6. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by applicable law or government regulations

6.4           Publicity. Any publication, news release or other public announcement relating to this Agreement or to the performance hereunder and containing information not previously disclosed to the public, shall first be reviewed by both Parties (wherein each Party will have an opportunity to comment upon on such publication, news release or other public announcement); provided, however, that any disclosure that is required by law as advised by the disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment upon the proposed disclosure.

ARTICLE 7

Representations and Warranties

7.1           Representations and Warranties of Vaccinogen. Vaccinogen hereby represents and warrants to Intracel that, as of the Effective Date:

(a)          Corporate Power. Vaccinogen is duly organized and validly existing under the laws of State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)          Due Authorization. Vaccinogen is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Vaccinogen’s behalf has been duly authorized to do so by all requisite corporate action.

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(c)          Binding Agreement. This Agreement is a legal and valid obligation binding upon Vaccinogen and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Vaccinogen does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

(d)          Validity. Vaccinogen is aware of no action, suit or inquiry or investigation instituted by any person or entity that questions or threatens the validity of this Agreement.

7.2           Representations and Warranties of Intracel. Intracel hereby represents and warrants to Vaccinogen that, as of the Effective Date:

(a)          Corporate Power. Intracel is duly organized and validly existing under the laws of State of Delaware and has full corporate power and authority to enter into this Agreement, to grant the licenses granted hereunder, and to carry out the provisions hereof.

(b)          Due Authorization. Intracel is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Intracel’s behalf has been duly authorized to do so by all requisite corporate action.

(c)          Binding Agreement. This Agreement is a legal and valid obligation binding upon Intracel and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Intracel does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound.

(d)          Validity. Intracel is aware of no action, suit or inquiry or investigation instituted by any person or entity that questions or threatens the validity of this Agreement.

7.3           Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 7, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

ARTICLE 8

Indemnification

8.1           Indemnification by Intracel. Unless otherwise provided herein, Intracel agrees to indemnify, hold harmless, and defend Vaccinogen, its Affiliates, and their respective directors, officers, employees, and agents (the “Vaccinogen Indemnitees”) from and against any and all third party suits, claims, actions, demands, liabilities, expenses and/or losses, including reasonable legal expenses and attorneys’ fees (collectively, “Claims”), to the extent arising, directly or indirectly, out of any of the following:

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(a)          a breach by Intracel of a representation, warranty, or covenant of this Agreement; or

(b)          the negligence, recklessness or willful misconduct of Intracel.

Such indemnity shall not apply if Vaccinogen fails to comply with the indemnification procedures set forth in Section 8.3 or to the extent that the Claim was the result of any breach by Vaccinogen of this Agreement or the negligence, recklessness or willful misconduct of a Vaccinogen Indemnitee.

8.2           Indemnification by Vaccinogen. Unless otherwise provided herein, Vaccinogen agrees to indemnify, hold harmless, and defend Intracel, its Affiliates, and their respective directors, officers, employees, and agents (the “Intracel Indemnitees”) from and against any and all Claims, to the extent arising, directly or indirectly, out of any of the following:

(a)          a breach by Vaccinogen of a representation, warranty, or covenant of this Agreement; or

(b)          Vaccinogen’s exercise of the rights granted under Section 2.1 or 3.5 of this Agreement, including without limitation the research, development, manufacture, possession, storage, transport, importation, use, sale, marketing, or distribution of Licensed Products by Licensee or its Affiliates or (sub)licensees; or

(c)          any failure on the part of Vaccinogen to perform and discharge, on a timely basis, the liabilities and obligations assumed by Vaccinogen pursuant to Section 3.5(c).

Such indemnity shall not apply if Intracel fails to comply with the indemnification procedures set forth in Section 8.3 or to the extent that the Claim was the result of any breach by Intracel of this Agreement or the negligence, recklessness or willful misconduct of Intracel.

8.3           Control of Defense. Any entity entitled to indemnification under this Article 8 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. Within a reasonable time after receiving such notice, the indemnifying Party shall assume the defense of such Claims with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

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8.4           Insurance. Vaccinogen, at its own expense, shall maintain general liability insurance (including clinical trial insurance and product liability insurance) in an amount consistent with industry standards during the term of the Agreement and shall name Intracel as an additional insured with respect to such insurance. Vaccinogen shall provide a certificate of insurance evidencing such coverage to Intracel upon request.

ARTICLE 9

Term; Termination.

9.1           Term. The term of this Agreement shall commence upon the Effective Date and shall continue indefinitely unless terminated pursuant to Section 9.2 or Section 9.3 or by mutual written agreement of the Parties.

9.2           Termination for Cause. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such material breach to the other Party. In such written notice, the noticing Party shall identify the actions or conduct that such Party would consider to be an acceptable cure of such material breach. If the breaching Party fails to cure such material breach within sixty (60) days after the receipt of such notice, then the noticing Party shall be permitted to terminate this Agreement, effective at the end of such sixty (60) day period. In addition, either Party may immediately terminate this Agreement by written notice if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its businesses or assets, becomes subject to any proceedings under any bankruptcy or insolvency laws (which proceedings or appointment is not terminated within 30 days), or has wound up or liquidated, voluntarily or otherwise.

9.3           Termination by Intracel.

(a)          Intracel shall have the right to terminate this Agreement immediately upon written notice to Vaccinogen if Vaccinogen does not fully satisfy its obligations set forth in Sections 4.2(a), 4.2(b), and Section 4.3 within thirty (30) days after the Effective Date or if Vaccinogen does not fully satisfy by the applicable deadline any obligation undertaken by Vaccinogen pursuant to Section 4.2(c).

(b)          Intracel shall have the right to terminate this Agreement upon six (6) months written notice to Vaccinogen if, as of July 1, 2009, Vaccinogen has not received cash investments of at least $15,000,000 in connection with bona fide equity financings, unless during such six (6) month period additional cash is invested in Vaccinogen such that the aggregate cash investments in Vaccinogen in connection with bona fide equity financings equals or exceeds $15,000,000 by the end of such period. If Intracel terminates the Agreement under this Section 9.3(b), Intracel shall issue to each of Vaccinogen’s investors a promissory note in an amount equal to such investor’s investment in Vaccinogen prior to such termination, each of which note shall secured by the Technology (but specifically excluding any patents or patent applications owned by Organon) shall be pari passu to the most senior debt of Intracel then outstanding, and shall be subordinate to any debt issued in connection with investments in Intracel following such termination.

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9.4           Effect of Termination. Upon any termination of this Agreement:

(a)          all licenses granted under Article 2 shall automatically terminate and revert to Intracel;

(b)          any sublicense granted under the Licensed Patents or Licensed Know-How by Vaccinogen shall automatically terminate and be of no further force or effect;

(c)          all rights to the Technology shall automatically revert to Intracel to the fullest extent allowed by applicable law, and Vaccinogen shall undertake all commercially reasonable efforts necessary to return, reassign and transfer (at Vaccinogen’s expense) all patents, patent applications, Information, regulatory filings, and other aspects of the Technology provided, transferred, and/or assigned to Vaccinogen under this Agreement prior to the date of termination;

(d)          Intracel shall have the option, at its sole discretion, to purchase some or all of any TICE BCG remaining in Vaccinogen’s possession or control at the per-unit price paid by Vaccinogen for such TICE BCG. In the event that Intracel exercises this option, Vaccinogen shall transfer the desired quantity of TICE BCG to Intracel or Intracel’s designee within thirty (30) days after such exercise.

(e)          all outstanding obligations to Organon in connection with the rights and licenses reverting back to Intracel under articles (a), (b) and (c) of this section 9.4 shall also revert back to Intracel; and

(f)          except in the event of a termination based on Intracel’s material breach, at Intracel’s request, the Parties shall negotiate in good faith a license from Vaccinogen to Intracel to enable the continued research, development, and commercialization of Licensed Products by Intracel, its Affiliates, or sublicensees, which license shall be on commercially reasonable terms.

9.5           Surviving Obligations. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Sections 4.1 (last sentence only), 4.6, 9.3(b), 9.4, and 9.5, and Articles 6, 8, 10, 11, and 12 of this Agreement shall survive termination or expiration of this Agreement.

ARTICLE 10

Governing Law; Dispute Resolution.

10.1         Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any conflicts of law principles that would provide for application of the law of a jurisdiction other than New York.

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10.2         Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

ARTICLE 11

Arbitration

11.1         Disputes. The Parties recognize that disputes as to certain matters may arise from time-to-time during the term of this Agreement. It is the objective of the Parties to seek to resolve any issues or disputes arising under this Agreement in an expedient manner and, if at all possible, without resort to litigation, and to that end the Parties agree to abide by the following procedures set forth in this Article 11 to resolve any such issues or disputes. The Parties initially shall attempt to settle any such issue or dispute through good faith negotiations in the spirit of mutual cooperation between business executives with authority to resolve the dispute.

11.2         Escalation. Prior to taking action as provided in Section 11.3 or 11.4 of this Agreement, the Parties shall first submit such dispute to the Parties’ respective Senior Executives for resolution. The Senior Executives to whom any dispute is submitted shall attempt to resolve the dispute through good faith negotiations over a reasonable period, not to exceed forty-five (45) calendar days, unless the Senior Executives mutually agree in writing to extend such period of negotiation. Such forty-five (45) calendar day period shall be deemed to commence on the date the dispute was submitted to the Senior Executives. The Senior Executives shall, if mutually agreed by the Senior Executives, submit the dispute to voluntary mediation at such place and following such procedures as the Parties shall reasonably agree. All negotiations pursuant to this Section 11.2 shall be confidential, and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

11.3         Arbitration. Any dispute that is not resolved by the Parties by negotiation and/or mediation pursuant to Sections 11.1 and/or 11.2 above shall, upon the submission of a written request of either Party to the other Party, be resolved exclusively by binding arbitration before a three-person panel of arbitrators (the “Panel”), conducted in accordance with the rules of arbitration of the American Arbitration Association for commercial disputes (the “Rules”), except to the extent that such Rules are inconsistent with this Agreement. Each Party shall select one independent, neutral arbitrator (a “Party Arbitrator”), and shall notify the other Party of its selection of such Party Arbitrator within twenty (20) days after receipt by one Party of the other Party’s written request for binding arbitration. The two (2) Party Arbitrators shall then mutually select a third arbitrator (a “Neutral Arbitrator”) in accordance with the Rules. The Panel shall resolve the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or conflicts of laws) that would be applied by a federal court sitting in [city], [state]. The final decision of the Panel shall be the sole and exclusive remedy of the Parties, shall be final and shall be fully and irrevocably accepted by the Parties. The prevailing Party may enforce such decision against the other Party in any court having jurisdiction. The arbitration shall take place in Frederick, MD and shall be conducted in the English language. The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrators that constitute the Panel. Each Party shall bear its own attorneys’ and expert fees and all associated costs and expenses.

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11.4         Court Actions. Notwithstanding the above, to the full extent allowed by law, either Party may bring an action in any court of competent jurisdiction for injunctive relief (or any other provisional remedy) to protect the Parties’ rights or enforce the Parties’ obligations under this Agreement pending final resolution of any claims related thereto in an arbitration proceeding as provided above. In addition, either Party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patents or other proprietary or intellectual property rights. The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

ARTICLE 12

General Provisions.

12.1         Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) upon personal delivery to the Party to be notified at the address set forth below, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, to the address set forth below, (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery to the address set forth below, with written verification of receipt, or (d) upon confirmation of receipt if sent by facsimile to the number set forth below.

To Intracel:

Intracel Holdings

550 Highland Street, Frederick, MD 21701

Attn: Mitchell Finer

Fax: 301 668 4809

To Vaccinogen:

Vaccinogen, Inc.

Frederick MD 21703

Attn: Michael G. Hanna, Jr., Ph.D.

Phone: 301 793 7736

Any Party may, by written notice to the other, designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

12.2         Force Majeure. No Party shall be liable for any delay or failure of performance to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its best efforts to overcome the same.

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12.3         Entirety of Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no Party shall be bound by any representation other than as expressly stated in this Agreement or a written amendment to this Agreement signed by authorized representatives of each of the Parties.

12.4         Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.5         Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between the Parties.

12.6         Severance. If any Article or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either Vaccinogen or Intracel deems any Article or part thereof to be contrary to any antitrust or competition laws, then such declaration shall not affect the remainder of the Article or other Articles. To the extent possible the Parties shall revise such invalidated Article or part thereof in a manner that will render such provision valid without impairing the Parties’ original intent.

12.7         Assignment. Except as provided in this Section, neither Party shall delegate duties of performance or assign, in whole or in part, rights or obligations under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, and any attempted delegation or assignment without such written consent shall be of no force or effect; provided, however, such consent shall not be required for an assignment of the Agreement by a Party to its Affiliate or to its successor in interest in connection with an merger, acquisition or similar transaction of such Party or a sale of all or substantially all of such Party’s assets to which this Agreement relates. Subject to the restrictions contained in the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Parties.

12.8         Bankruptcy. All rights and licenses granted under this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101 of the Bankruptcy Code. In the event of commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party hereunder, and all embodiments of such intellectual property, if not already in its possession, shall be promptly delivered to such other Party.

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12.9         Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting.

12.10         Limitation of Liability. NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE DAMAGES AVAILABLE TO A PARTY FOR THE OTHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 6 OR THE RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER ARTICLE 8.

12.11         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

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INTRACEL – 10/10/07

CONFIDENTIAL

In Witness Whereof, the Parties hereto have duly executed this License Agreement.

[Intracel Acquisition Holding Company]

By:	/s/ Mitchell Finer

Name: Mitchell Finer, Ph.D.

Title: Chief Executive Officer

Vaccinogen, Inc.

By:	/s/ Michael G. Hanna, Jr.

Name: Michael G. Hanna, Jr., Ph.D.

Title: Chairman & Chief Executive Officer